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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE
JUNE 23, 1999


FOR MORE INFORMATION, CONTACT:
PATRICIA HEALY, WESTFIELD, (310) 445-2407
BRIDGET SMITH, J.P. MORGAN (212) 837-1200


         WESTFIELD AMERICA, INC. (NYSE:WEA) PARTNERS WITH J.P. MORGAN
                          OF FLAGSHIP PROPERTIES

THE COMPANIES FORM JOINT VENTURE IN WESTFIELD SHOPPINGTOWNS VALLEY FAIR AND UTC


LOS ANGELES, CA, JUNE 23, 1999 B Westfield America, Inc. (NYSE:WEA) announced today that it has formed an approximately $500 million joint venture with J.P. Morgan Investment Management, Inc. for two of its premier regional shopping malls: Westfield Shoppingtown Valley Fair, in San Jose, CA, and Westfield Shoppingtown UTC (formerly known as University Towne Centre), in La Jolla, CA. J.P. Morgan will acquire a 50 percent interest in the properties for approximately $130 million in equity plus the assumption of approximately $120 million in debt.

"When we sold Los Cerritos to Macerich and purchased the remaining 50 percent interest in Valley Fair from the Rouse Company in May, it was our intention at that time to bring in a joint venture partner to help underwrite Valley Fair's redevelopment," said Peter Lowy, president, Westfield America. "This joint venture not only will help us to finance the expansion currently underway at Valley Fair, but also will enable us to reduce debt and free up capital to finance the future growth of the company."

"We are excited about the opportunity to invest in two of the premier shopping centers on the West Coast with a first-class regional mall operator with an unmatched franchise in California," said Larry Ellman, member of J.P. Morgan Investment Management's acquisition team responsible for the transaction. "The centers are leaders in two markets which offer some of the most attractive demographics in California. The expansion of Valley Fair will further solidify its position in the Silicon Valley and should provide the partnership with significant near-term value creation. We believe that this transaction



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PAGE 2 B WESTFIELD AMERICA/J.P. MORGAN JOINT VENTURE

will provide our investors with attractive long-term returns and represents a continuing expansion of our national retail investment program."

A $150 million redevelopment is underway at Westfield Shoppingtown Valley Fair. The redevelopment will include a 225,000 square foot Nordstrom and approximately 275,000 square feet of speciality stores. It will be completed in stages with total project completion planned for fall 2001. The construction of a new parking structure adding 1400 spaces was completed in early June. Construction financing is being provided by CIBC World Markets and HypoVereinsbank AG.

Westfield Shoppingtown Valley Fair is one of the premier regional shopping malls in the country. It was opened in 1986 and has 1,140,000 square feet. It is anchored by Nordstrom and two Macy's stores, and has 158 specialty stores. Total sales in 1998 at Valley Fair were $522 million and the specialty stores produced $648 per square foot of sales.

A super regional shopping mall with 1,035,000 square feet, Westfield Shoppingtown UTC was opened in 1977 and is anchored by Nordstrom, Macy's, Robinsons-May and Sears. It has 162 specialty stores. Total sales in 1998 at UTC were $309 million and the specialty stores produced $393 per square foot of sales.

Westfield acquired both centers last year as part of its acquisition of the TrizecHahn portfolio.

Westfield America, Inc. (NYSE:WEA), a real estate investment trust, is one of the nation's leading owners of regional shopping centers. The company owns interests in 37 major shopping centers, branded Westfield Shoppingtowns. Westfield Shoppingtowns are home to more than 4,600 specialty stores, serve 10% of the U.S. population and comprise 34.6 million square feet of leasable space in California, Colorado, Connecticut, Maryland, Missouri, New York, North Carolina and Washington. For more information, visit the company's web site at www.westsfieldamerica.com.

J.P. Morgan is a global financial firm that has built an international reputation for excellence in serving the needs of corporations, governments, institutions and individuals. The firm manages $321 billion in assets for defined benefit and defined contribution plans, proprietary mutual funds, third party mutual funds, and high net worth individuals. J.P. Morgan's commitment to real estate is evidenced by its 28-year history of successful investing and more than 70 real estate professionals who manage both private and public

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PAGE 2 B WESTFIELD AMERICA/J.P. MORGAN JOINT VENTURE

real estate portfolios. Morgan's broad investment capabilities and framework for analyzing opportunities in today's complex real estate markets provides critical insights for its institutional clients. Real estate research at Morgan draws on the work of economists, capital markets researchers, equity analysts, and fixed income specialists with strategic investment decisions being derived from all inputs.

With the exception of the historical information, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the effects of competition; unforeseen construction risks; changes in capital markets; trends in the retail industry; and geo-graphic locations of shopping centers. These and other risk factors are discussed in the company's recent filings with the Securities and Exchange Commission on Forms 8-K, 10-Q and 10-K. The reader is directed to these reports for a further discussion of important factors, which could cause actual results to differ materially from those in the forward-looking statements.

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